Exhibit (2)(h)

CERTIFICATE OF AMENDMENT

TO

BY-LAWS

OF

UBS SERIES FUNDS

(formerly, UBS Money Series)

The undersigned, being Vice President and Assistant Secretary of UBS Series Funds (“Trust”), hereby certifies that the Trustees of the Trust duly adopted resolutions at a meeting held on March 9, 2018 which amended the By-Laws of the Trust dated April 29, 1998, as amended (the “By-Laws”), in the manner provided in the By-Laws, such amendment to become effective on March 9, 2018, as set forth below:

The By-Laws dated April 29, 1998, as amended, were amended to reflect the change in the name of the Trust from “UBS Money Series” to “UBS Series Funds”.

Dated: March 9, 2018

By: /s/ Keith A. Weller
Keith A. Weller
Vice President and Assistant Secretary

New York, New York (ss)

On this 9th day of March, 2018, before me personally appeared Keith A. Weller, to me personally known, who, being by me duly sworn, did say that he is Vice President and Assistant Secretary of the above-referenced Trust and acknowledged that he executed the foregoing instrument as his free act and deed.

By: /s/ Barbara A. Valente

Notary Public